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                             DECHERT PRICE & RHOADS
                                 1775 Eye Street
                             Washington, D.C. 20009

                                 March 22, 1999

The MainStay Funds
51 Madison Avenue
New York, NY  10010

Dear Ladies and Gentlemen:

       We have acted as counsel to The MainStay Funds, a Massachusetts business trust (the "Trust"), and we have a general familiarity with the Trust's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by MainStay MAP Equity Fund, a series of the Trust, of the assets of MAP-Equity Fund which will be registered on a Form N-14 Registration Statement (the "Registration Statement") to be filed by the Trust with the Securities and Exchange Commission.

       We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various trust records of the Trust and such other instruments and documents as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

       On the basis of the foregoing, we are of the opinion that the shares of beneficial interest of the Trust being registered under the Securities Act of 1933 in the Registration Statement will be legally and validly issued, fully paid and non-assessable by the Trust upon transfer of the assets of the MAP-Equity Fund pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

       We hereby consent to the filing of this opinion with and as part of the Registration Statement.

                                     Very truly yours,

                                     /s/ Dechert Price & Rhoads